The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated December 3, 2025

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated December , 2025

JPMorgan Chase Financial Company LLC Trigger Autocallable GEARS

Linked to the KraneShares CSI China Internet ETF due on or about December 7, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger Autocallable GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the KraneShares CSI China Internet ETF (the “Underlying”). If the Underlying closes at or above the Autocall Barrier (100.00% of the Initial Value) on the Observation Date, JPMorgan Financial will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return of 20.00%. No further payments will be made on the Securities once they have been automatically called, and you will not participate in any appreciation of the Underlying if the Securities are automatically called. If by maturity the Securities have not been automatically called and the Underlying Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Underlying Return times the Upside Gearing, which will be finalized on the Trade Date and provided in the pricing supplement and is expected to be between 1.73 and 1.83. If by maturity the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold (75% of the Initial Value), JPMorgan Financial will repay your principal amount at maturity. However, if by maturity the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Value to the Final Value and could lose all of your principal amount. The closing price of one share of the Underlying is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” Investing in the Securities involves significant risks. You may lose a significant portion or all of your principal amount. Generally, a higher Call Return is associated with a greater risk of loss. You will not receive dividends or other distributions paid on the Underlying or any stocks held by the Underlying, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Call Return — JPMorgan Financial will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing price of one share of the Underlying on the Observation Date is greater than or equal to the Autocall Barrier. No further payments will be made on the Securities once they have been automatically called, and investors will not participate in any appreciation of the Underlying if the Securities are automatically called.
❑	Enhanced Growth Potential — If the Securities have not been automatically called, at maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Underlying. If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the price of one share of the Underlying from the Initial Value to the Final Value. You may lose a significant portion or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date[1]	December 3, 2025
Original Issue Date (Settlement Date)[1]	December 8, 2025
Observation Date[2]	December 9, 2026
Final Valuation Date[2]	December 4, 2028
Maturity Date[2]	December 7, 2028
1	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying –– Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN ANNEX A TO THE ACCOMPANYING PROSPECTUS ADDENDUM AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Trigger Autocallable GEARS linked to the KraneShares CSI China Internet ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Upside Gearing, Autocall Barrier, Downside Threshold and Initial Value will be finalized on the Trade Date and provided in the pricing supplement. The actual Upside Gearing will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Upside Gearing were set equal to the bottom of that range.

Underlying	Call Return	Upside Gearing	Initial Value	Autocall Barrier	Downside Threshold	CUSIP	ISIN
KraneShares CSI China Internet ETF (Bloomberg ticker: KWEB)	20.00%	1.73 to 1.83	•	100.00% of the Initial Value	75% of the Initial Value	48134M778	US48134M7781

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, the prospectus addendum dated June 3, 2024, product supplement no. UBS-1-I dated April 13, 2023 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying prospectus addendum and the accompanying product supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the KraneShares CSI China Internet ETF	$10.00	—	—	$10.00

1       See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.

2       All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Securities priced today and assuming an Upside Gearing equal to the middle of the range listed above, the estimated value of the Securities would be approximately $9.781 per $10 principal amount Security. The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.40 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029549/ea152816_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
t	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the KraneShares CSI China Internet ETF is a “Fund.”

Any values of the Underlying, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Securities. Notwithstanding anything to the contrary in the indenture governing the Securities, that amendment will become effective without consent of the holders of the Securities or any other party.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Underlying.

t     You believe the Underlying will close at or above the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

t     You understand and accept that, if the Securities are automatically called, you will not participate in any appreciation of the Underlying and your potential return is limited to the Call Return.

t     You would be willing to invest in the Securities if the Upside Gearing were set equal to the bottom of the range indicated on the cover hereof (the actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

t     You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying.

t     You are able and willing to invest in Securities that may be automatically called early and you are otherwise able and willing to hold the Securities to maturity.

t     You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t     You understand and accept the risks associated with the Underlying.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You require an investment designed to provide a full return of principal at maturity.

t     You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Underlying.

t     You believe the price of the Underlying will decline over the term of the Securities and is likely to close below the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

t     You do not understand or accept that, if the Securities are automatically called, you will not participate in any appreciation of the Underlying and your potential return is limited to the Call Return.

t     You would be unwilling to invest in the Securities if the Upside Gearing were set equal to the bottom of the range indicated on the cover hereof (the actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

t     You seek current income from your investment or prefer not to forgo dividends paid on the Underlying.

t     You are unable or unwilling to invest in Securities that may be automatically called early, or you are otherwise unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlying.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement, the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum for risks related to an investment in the Securities. For more information on the Underlying, please see the section titled “The Underlying” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment upon an automatic call or at maturity will be based on the principal amount.
Underlying:	KraneShares CSI China Internet ETF
Term[1]:	Approximately 3 years, unless automatically called earlier
Call Feature:	The Securities will be automatically called if the closing price[2] of one share of the Underlying on the Observation Date is greater than or equal to the Autocall Barrier. If the Securities are automatically called, JPMorgan Financial will pay you on the Call Settlement Date a cash payment per Security equal to the Call Price for the Observation Date.
Observation Date[1,3]:	December 9, 2026
Call Settlement Date[1,3]:	December 14, 2026
Call Return:	The Call Return is based upon a rate of 20.00%. See “Call Return/Call Price.”
Call Price:	The Call Price equals the principal amount per Security plus $10.00 × the Call Return.
Payment at Maturity (per $10 principal amount Security):

If the Securities have not been automatically called and the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return × Upside Gearing)

If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

In this scenario, you will be exposed to the decline of the Underlying and you will lose a significant portion or all of your principal amount in an amount proportionate to the negative Underlying Return.

Underlying Return:	(Final Value – Initial Value) Initial Value
Upside Gearing:	Between 1.73 and 1.83. The actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 1.73.
Initial Value:	The closing price of one share of the Underlying on the Trade Date
Final Value:	The closing price[2] of one share of the Underlying on the Final Valuation Date
Autocall Barrier:	100.00% of the Initial Value
Downside Threshold:	75.00% of the Initial Value
Share Adjustment Factor[2]:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Underlying. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.

[1] See footnote 1 under “Key Dates” on the front cover.

[2] The closing price and the Share Adjustment Factor of the Underlying are subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”

[3] See footnote 2 under “Key Dates” on the front cover.

Investment Timeline

Trade Date	The Initial Value is observed. The Autocall Barrier and Downside Threshold are determined and the Upside Gearing is finalized.

Observation Date

The Securities will be automatically called if the closing price of one share of the Underlying on the Observation Date is greater than or equal to the Autocall Barrier.

If the Securities are automatically called, JPMorgan Financial will pay the Call Price for the Observation Date: equal to the principal amount plus an amount based on the Call Return.

Maturity Date

If the Securities have not been automatically called, the Final Value and the Underlying Return are determined.

If the Securities have not been automatically called and the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return ×
Upside Gearing)

If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

Under these circumstances, you will be exposed to the decline of the Underlying and you will lose a significant portion or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Return/Call Price

Observation Date†	Call Settlement Date†	Call Return	Call Price (per $10)
December 9, 2026	December 14, 2026	20.00%	$12.00

†	See footnote 2 under “Key Dates” on the cover.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price.  The Securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the Securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on your Securities could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Securities have not been automatically called and the Underlying Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Value has not declined below the Downside Threshold. If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, you will be exposed to the full decline of the Underlying and will lose a significant portion or all of your principal amount in an amount proportionate to the negative Underlying Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Securities. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
t	Limited Return on the Securities If Automatically Called — If the Securities are automatically called, your potential gain on the Securities will be limited to the Call Return, regardless of any appreciation of the Underlying, which may be significant. In addition, because the closing price of one share of the Underlying at various times during the term of the Securities could be higher than on the Observation Date, you may receive a lower payment if the Securities are automatically called than you would have if you had hypothetically invested directly in the Underlying. Furthermore, if the Securities are automatically called, you will not benefit from the Upside Gearing that applies to the payment at maturity if the Underlying Return is positive. Because the Upside Gearing does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Underlying. Even though you will not participate in any potential appreciation of the Underlying if the Securities are automatically called, you may be exposed to the Underlying’s downside market risk if the Securities are not automatically called.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying’s return, even if that return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.
t	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying is above the Downside Threshold. If by maturity the Securities have not been automatically called, JPMorgan Financial will repay your principal amount as long as the Final Value is not below the Downside Threshold. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the closing price of one share of the Underlying from the Initial Value to the Final Value. The contingent repayment of principal based on whether the Final Value is below the Downside Threshold applies only if you hold your Securities to maturity.
t	Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would have the opportunity to receive the Call Return could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	A Higher Call Return and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying, Which Is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Securities are set, the greater the expectation is at that time that the price of the Underlying could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion of your principal at maturity. In addition, the economic terms of the Securities, including the Call Return and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities are set, where a higher expected volatility will generally be reflected in a higher Call Return and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Securities have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of a significant portion or all of your principal at maturity.
t	Investing in the Securities Is Not Equivalent to Investing in the Underlying or the Equity Securities Held by the Underlying — Investing in the Securities is not equivalent to investing in the Underlying or the equity securities held by the Underlying. As an investor in the Securities, you will not have any ownership interest or rights in the Underlying or the equity securities held by the Underlying, such as voting rights, dividend payments or other distributions.
t	Your Return on the Securities Will Not Reflect Dividends on the Underlying or the Equity Securities Held by the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the Underlying or the equity securities held by the Underlying and received the dividends on the Underlying or those equity securities. This is because the calculation agent will determine whether the Securities are called and, if not called, the amount payable to you at maturity of the Securities by reference to the closing price of one share of the Underlying on the Observation Date and the Final Valuation Date, respectively, without taking into consideration the value of dividends on the Underlying or the equity securities held by the Underlying.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Securities and the Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the minimums for the estimated value of the Securities and the Upside Gearing.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying and could affect the value of the Underlying, and therefore the market value of the Securities.
t	Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying or in futures, options or other derivative products on the Underlying may adversely affect the market price of the Underlying and, therefore, the market price of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the price of one share of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the price of one share of the Underlying;
t	the time to maturity of the Securities;
t	the likelihood of an automatic call being triggered;
t	the dividend rates on the Underlying and the equity securities held by the Underlying;
t	the occurrence of certain events affecting the Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor of the Underlying;
t	interest and yield rates in the market generally;
t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Underlying trade and the correlation among those rates and the price of the Underlying; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlying

t	No Affiliation with the Underlying or the Issuers of the Equity Securities Held by the Underlying — We are not affiliated with the Underlying or, to our knowledge, the issuers of the equity securities held by the Underlying. We have not independently verified the information about the Underlying or the issuers of the equity securities held by the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying and the issuers of the equity securities held by the Underlying. We are not responsible for the public disclosure of information by the Underlying or the issuers of the equity securities held by the Underlying, whether contained in SEC filings or otherwise.
t	There Are Risks Associated with the Underlying — Although shares of the Underlying are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the investment strategies of the Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Underlying, and consequently, the value of the Securities.
t	The Performance and Market Value of the Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Underlying’s Underlying Index as well as the Net Asset Value per Share — The Underlying does not fully replicate its Underlying Index (as defined under “The Underlying” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Underlying and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Underlying (such as mergers and spin-offs) may impact the variance between the performances of the Underlying and its Underlying Index. Finally, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities underlying the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying.  As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying.  For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce any payment on the Securities.

t	Risks Associated with the Internet Sector — All or substantially all of the equity securities held by the Underlying are issued by companies whose primary line of business is directly associated with the internet sector. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Investments in internet companies may be volatile. Internet companies are subject to intense competition, the risk of product obsolescence, changes in consumer preferences and legal, regulatory and political changes. They are also especially at risk of hacking and other cybersecurity events. In addition, it can be difficult to determine what qualifies as an internet company. These factors could affect the internet sector and could affect the value of the equity securities held by the Underlying and the price of one share of the Underlying during the term of the Securities, which may adversely affect the value of the Securities.
t	Non-U.S. Securities Risk — The equity securities held by the Underlying have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
t	Emerging Markets Risk — The equity securities held by the Underlying have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
t	The Securities Are Subject to Currency Exchange Risk — Because the prices of the non-U.S. equity securities held by the Underlying are converted into U.S. dollars for purposes of calculating the net asset value of the Underlying, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the Underlying trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Underlying denominated in each of those currencies.  If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Underlying will be adversely affected and any payment on the Securities may be reduced.  Of particular importance to potential currency exchange risk are:

t	existing and expected rates of inflation;
t	existing and expected interest rate levels;
t	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
t	political, civil or military unrest in the countries issuing those currencies and the United States; and
t	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

t	Recent Executive Orders May Adversely Affect the Performance of the Underlying — Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. If the issuer of any of the equity securities held by the Underlying is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the Underlying. In addition, under these circumstances, each of the sponsor of the Underlying Index for the Underlying and the Underlying is expected to remove the equity securities of that company from the Underlying Index and the Underlying, respectively. Any changes to the composition of the Underlying in response to these executive orders could adversely affect the performance of the Underlying.
t	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of one share of the Underlying for certain events affecting the Underlying, the calculation agent is not required to make an adjustment for every event that can affect the Underlying. If an event occurs that does not require the calculation agent to adjust the closing price of one share of the Underlying, the market value of your Securities and any payment on the Securities may be materially and adversely affected.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following tables and hypothetical examples below illustrate the payment upon an automatic call or at maturity per $10.00 principal amount Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Underlying and assume a hypothetical Initial Value of $100, a hypothetical Call Return of 5.00%, a hypothetical Autocall Barrier of $100.00, a hypothetical Downside Threshold of $90 and a hypothetical Upside Gearing of 1.05. The hypothetical Initial Value of $100 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value, Autocall Barrier and Downside Threshold will be based on the closing price of one share of the Underlying on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Call Return is specified on the cover of this pricing supplement. The actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Call Return, the Initial Value, the Autocall Barrier, the Downside Threshold and the Upside Gearing to be finalized on the Trade Date and provided in the pricing supplement and the Final Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the examples and tables below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately 3 years (unless automatically called earlier)
Hypothetical Initial Value:	$100.00
Hypothetical Call Return:	5.00%
Hypothetical Autocall Barrier:	$100.00 (which is 100.00% of the hypothetical Initial Value)
Hypothetical Downside Threshold:	$90.00 (which is 90.00% of the hypothetical Initial Value)
Hypothetical Upside Gearing:	1.05

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Securities will depend on the closing price of one share of the Underlying on the Observation Date or the Final Valuation Date.

Hypothetical Payment upon an Automatic Call

Closing Price on Observation Date	Underlying Return* (%)	Payment upon Automatic Call ($)	Return upon Automatic Call per $10.00 issue price (%)
$200.00	100.00%	$10.50	5.00%
$190.00	90.00%	$10.50	5.00%
$180.00	80.00%	$10.50	5.00%
$170.00	70.00%	$10.50	5.00%
$160.00	60.00%	$10.50	5.00%
$150.00	50.00%	$10.50	5.00%
$140.00	40.00%	$10.50	5.00%
$130.00	30.00%	$10.50	5.00%
$120.00	20.00%	$10.50	5.00%
$115.00	15.00%	$10.50	5.00%
$110.00	10.00%	$10.50	5.00%
$105.00	5.00%	$10.50	5.00%
$102.50	2.50%	$10.50	5.00%
$100.00	0.00%	$10.50	5.00%
$95.00	-5.00%	N/A	N/A
$90.00	-10.00%	N/A	N/A
$80.00	-20.00%	N/A	N/A
$70.00	-30.00%	N/A	N/A
$60.00	-40.00%	N/A	N/A
$50.00	-50.00%	N/A	N/A
$40.00	-60.00%	N/A	N/A
$30.00	-70.00%	N/A	N/A
$20.00	-80.00%	N/A	N/A
$10.00	-90.00%	N/A	N/A
$0.00	-100.00%	N/A	N/A
*As used in this table, “Underlying Return” is equal to (a) the closing price of one share of the Underlying on the Observation Date minus the Initial Value, divided by (b) the Initial Value, expressed as a percentage.

Example 1 — Securities Are Automatically Called on the Observation Date

Closing price at Observation Date:	$115.00 (at or above Autocall Barrier, Securities are automatically called)
Call Price (per Security):	$10.50

Because the Securities are automatically called on the Observation Date, JPMorgan Financial will pay you on the Call Settlement Date a Call Price of $10.50 per $10.00 principal amount (a 5.00% return on the Securities). No further amounts will be owed on the Securities.

Hypothetical Payment at Maturity if the Securities are NOT subject to an Automatic Call:

Final Value	Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
$200.00	100.00%	$20.500	105.00%
$190.00	90.00%	$19.450	94.50%
$180.00	80.00%	$18.400	84.00%
$170.00	70.00%	$17.350	73.50%
$160.00	60.00%	$16.300	63.00%
$150.00	50.00%	$15.250	52.50%
$140.00	40.00%	$14.200	42.00%
$130.00	30.00%	$13.150	31.50%
$120.00	20.00%	$12.100	21.00%
$110.00	10.00%	$11.050	10.50%
$105.00	5.00%	$10.525	5.25%
$100.00	0.00%	$10.000	0.00%
$95.00	-5.00%	$10.000	0.00%
$90.00	-10.00%	$10.000	0.00%
$89.99	-10.01%	$8.999	-10.01%
$80.00	-20.00%	$8.000	-20.00%
$70.00	-30.00%	$7.000	-30.00%
$60.00	-40.00%	$6.000	-40.00%
$50.00	-50.00%	$5.000	-50.00%
$40.00	-60.00%	$4.000	-60.00%
$30.00	-70.00%	$3.000	-70.00%
$20.00	-80.00%	$2.000	-80.00%
$10.00	-90.00%	$1.000	-90.00%
$0.00	-100.00%	$0.000	-100.00%

Example 2 — Securities Have NOT Been Automatically Called and the Final Value Is Above the Initial Value

Closing price at Observation Date:	$95.00 (below Autocall Barrier, Securities NOT automatically called)
Closing price at Final Valuation Date:	$105.00 (above Initial Value)

Settlement Amount (per Security):	$10.00 + ($10.00 × Underlying Return × Upside Gearing) $10.00 + ($10.00 × 5% × 1.05) $10.525

Because the Securities have not been automatically called, the Final Value is above the Initial Value and the Underlying Return is 5%, at maturity JPMorgan Financial will pay you a total of $10.525 per $10.00 principal amount (a 5.25% return on the Securities).

Example 3 — Securities Have NOT Been Automatically Called and the Final Value Is Below the Initial Value but At or Above the Downside Threshold

Closing price at Observation Date:	$90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing price at Final Valuation Date:	$95.00 (below Initial Value, but at or above Downside Threshold)

Settlement Amount (per Security):	$10.00

Because the Securities have not been automatically called and the Final Value is below the Initial Value but at or above the Downside Threshold, at maturity JPMorgan Financial will pay you a total of $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 4 — Securities Have NOT Been Automatically Called and the Final Value Is Below the Downside Threshold

Closing price at Observation Date:	$90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing price at Final Valuation Date:	$60.00 (below Initial Value and Downside Threshold)

Settlement Amount (per Security):	$10.00 + ($10.00 × Underlying Return) $10.00 + ($10.00 × -40%) $6.00

Because the Securities have not been automatically called, the Final Value is below the Downside Threshold and the Underlying Return is

-40%, at maturity JPMorgan Financial will pay you a total of $6.00 per $10.00 principal amount (a 40% loss on the Securities).

If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, investors will be exposed to the negative Underlying Return at maturity, resulting in a loss of principal that is proportionate to the Underlying’s decline from the Initial Value to the Final Value. Investors could lose a significant portion or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The KraneShares CSI China Internet ETF is an exchange-traded fund of KraneShares Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific foreign equity securities index, which we refer to as the Underlying Index with respect to the KraneShares CSI China Internet ETF. The Underlying Index with respect to the KraneShares CSI China Internet ETF is currently the CSI Overseas China Internet Index. The CSI Overseas China Internet Index is a modified free float-adjusted market capitalization index that is designed to measure the overall performance of Hong Kong- and overseas-listed Chinese Internet companies. For additional information about the KraneShares CSI China Internet ETF, see Annex A in this pricing supplement.

Historical Information

The graph below illustrates the daily performance of the Underlying from January 2, 2015 through December 2, 2025, based on information from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing price of one share of the Underlying on December 2, 2025 was $37.60. The actual Initial Value will be the closing price of one share of the Underlying on the Trade Date. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits.

The dotted lines represent a hypothetical Autocall Barrier of $37.60 and a hypothetical Downside Threshold of $28.20, equal to 100.00% and 75%, respectively, of the closing price of one share of the Underlying on December 2, 2025. The actual Autocall Barrier and Downside Threshold will be based on the Initial Value and will be finalized on the Trade Date and provided in the pricing supplement.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Underlying on the Trade Date, the Observation Date or the Final Valuation Date. There can be no assurance that the performance of the Underlying will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

All sales of the Securities will be made to certain fee-based advisory accounts for which UBS is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any selling commissions related to these sales.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Annex A – The KraneShares CSI China Internet ETF

All information contained in this pricing supplement regarding the KraneShares CSI China Internet ETF (the “KWEB Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by KraneShares Trust and Krane Funds Advisors, LLC (“Krane”). The KWEB Fund is an investment portfolio of KraneShares Trust. Krane is currently the investment adviser to the KWEB Fund. The KWEB Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “KWEB.”

The KWEB Fund seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a foreign equity securities index, which is currently the CSI Overseas China Internet Index (the “China Internet Index”). The China Internet Index is a modified free float-adjusted market capitalization-weighted index that is designed to measure the overall performance of Hong Kong- and overseas-listed Chinese Internet companies.

Although the KWEB Fund reserves the right to replicate (or hold all components of) the China Internet Index, the KWEB Fund expects to use representative sampling to track the China Internet Index. “Representative sampling” is a strategy that involves investing in a representative sample of securities that collectively have an investment profile similar to the China Internet Index. The KWEB Fund may or may not hold all of the securities in the China Internet Index when using a representative sampling indexing strategy.

Tracking error refers to the risk that the KWEB Fund’s performance may not match or correlate to that of the China Internet Index, either on a daily or aggregate basis. Tracking error may cause the KWEB Fund’s performance to be less than expected. There are a number of factors that may contribute to the KWEB Fund’s tracking error, such as KWEB Fund expenses, imperfect correlation between the KWEB Fund’s investments and those of the China Internet Index, the use of representative sampling strategy, if applicable, asset valuation differences, tax considerations, the unavailability of securities in the China Internet Index from time to time, holding cash and cash equivalents, and other liquidity constraints. In addition, securities included in the China Internet Index may be suspended from trading. To the extent the KWEB Fund calculates its net asset value based on fair value prices and the value of the China Internet Index is based on securities’ closing prices on local foreign markets, the KWEB Fund’s ability to track the China Internet Index may be adversely affected. Mathematical compounding may prevent the KWEB Fund from correlating with the monthly, quarterly, annual or other period performance of the China Internet Index. In addition, the KWEB Fund may not invest in certain securities and other instruments included in the China Internet Index, or invest in them in the exact proportions they represent of the China Internet Index, including due to legal restrictions or limitations imposed by a foreign government or a lack of liquidity in certain securities. Moreover, the KWEB Fund may be delayed in purchasing or selling securities and other instruments included in the China Internet Index. Any issues the KWEB Fund encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase the KWEB Fund’s tracking error.

KraneShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the KWEB Fund. Information provided to or filed with the SEC by KraneShares Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-180870 and 811-22698 through the SEC’s website at http://www.sec.gov.